EXHIBIT 5.1

GOLDFARB, LEVY, ERAN & CO.
Europe-Israel Tower
2 Weizmann Street
Tel Aviv 64239, Israel

December 9, 2005

NICE-Systems Ltd.
8 Hapnina Street
Ra’anana, 43107
Israel

Re: Registration Statement on Form F-3

Dear Ladies and Gentlemen:

We refer to the Registration Statement on Form F-3, file number no. 333-127883 (as amended, the ‘‘Registration Statement’’) filed with the Securities and Exchange Commission (the ‘‘Commission’’) under the Securities Act of 1933, as amended (the ‘‘Act’’), by NICE-Systems Ltd., an Israeli corporation (the ‘‘Company’’), and the prospectus supplement thereunder to be filed with the Commission on or about December 9, 2005 (the ‘‘Prospectus’’) relating to the sale by the Company of American Depositary Shares (‘‘ADSs’’), each representing one ordinary share, par value NIS 1.00 per share, of the Company (‘‘Ordinary Shares’’). Pursuant to an Underwriting Agreement, dated December 8, 2005 (the ‘‘Underwriting Agreement’’), among the Company and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as representatives of the several underwriters party thereto, the Company agreed to issue and sell an aggregate of 4,000,000 ADSs (and an additional 600,000 ADSs pursuant to the underwriters’ over-allotment option) (collectively, the ‘‘Offering ADSs’’) pursuant to the Registration Statement and the Prospectus.

The Offering ADSs will be issued under the Deposit Agreement, dated as of January 24, 1996, and as amended and restated as of July 22, 1997, among the Company, the Bank of New York, as depositary (the ‘‘Depositary’’), and the owners of ADSs issued thereunder (the ‘‘Deposit Agreement’’).

In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that we are of the opinion that:

1.	The Deposit Agreement has been duly authorized, executed and delivered by the Company.

2.	Upon the issuance and deposit with the Depositary (or its custodian) of the Ordinary Shares to be represented by the Offering ADSs in the manner described in the Deposit Agreement and the receipt of the consideration for the Offering ADSs in accordance with the terms of the Underwriting Agreement, the Ordinary Shares to be represented by the Offering ADSs will be duly authorized, validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K filed with the Commission on or about the date hereof and its incorporation by reference into the Registration Statement and the Prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement or Prospectus under the provisions of the Act.

Very truly yours,
/s/ Goldfarb, Levy, Eran & Co. Goldfarb, Levy, Eran & Co.